THE SAVANNAH BANK AND BRYAN BANK & TRUST
                      LAUD DAIMLERCHRYSLER PLANT PROSPECTS


SAVANNAH, Ga.--(BUSINESS WIRE)--Oct. 18, 2002--The Savannah Bank, N.A. and
Bryan Bank and Trust, the banking subsidiaries of The Savannah Bancorp, Inc. (Nasdaq: SAVB), anticipate substantial long-term growth opportunities associated with the construction and ---- operation of a DaimlerChrysler Sprinter and Vito Van plant in Pooler, Georgia, which is 12 miles west of downtown Savannah and 10 miles north of Richmond Hill.

Georgia officials, including Gov. Roy Barnes made a formal announcement today in Savannah. "I am extremely excited about DaimlerChrysler choosing Georgia," said Barnes. "They are a world-class company that produces a line of world-class vehicles. Our success in securing this major facility for Georgia was a true team effort by many state agencies, the private sector and local officials in Savannah, Pooler and Chatham County. This is further confirmation that our state and our citizens are prepared to compete in the global economy."

"This is a historic day for economic development in Georgia and will set the stage for the future," added Lieutenant Governor Mark Taylor.

Joselyn Baker, Barnes' chief spokeswoman, said DaimlerChrysler officials from Germany telephoned the governor and R.K. Sehgal, commissioner of the Georgia Department of Industry, Trade and Tourism, and told them their decision. Sehgal was the state's chief negotiator with DaimlerChrysler.

"Barring any unforeseen changes in the economy, the plant will be built," Sehgal said, confirming Baker's account. "We are proceeding."

Starting in July 2003, the automaker is expected to begin building a $750 million, 2.3 million square-foot Sprinter and Vito van production facility. When completed in 2005, the facility would eventually employ 3,300 with an annual payroll of $155 million. Officials estimate another 700 jobs will be created by automotive suppliers locating near the facility, which will build commercial vans. Other businesses expected to spring up around the site could add up to 10,000 more jobs, according to estimates of economists.

"We are two local community banks in the construction, mortgage, commercial real estate and small business lending business," said Archie Davis, President and CEO of the Savannah Bancorp, Inc. "An announcement like this invigorates us, and positively impacts Savannah and the nearby communities."

John Helmken, President of The Savannah Bank added, "We have many customers and prospective customers who will benefit from the growth in the area. We stand ready to increase our involvement and to continue providing high quality banking services in this expanding market. Substantial expansion of the West Chatham road system and infrastructure is nearly complete and provides a tremendous environment for growth. The area west of I-95 today is somewhat like the land north of I-285 in Atlanta was in 1970; there is a lot of it and there are no natural boundaries."

"Richmond Hill has land, developers, contractors, good schools and a convenient location only 10 minutes south on I-95 to offer many of the employees that will be employed in Pooler at the new plant and in related companies," said Jimmy Burnsed, Chairman and CEO of Bryan Bank and Trust.

"Our shareholders, of whom 80 to 90 percent are in the local market, have reason to be encouraged about this announcement. Our future as a banking organization is directly impacted by the growth opportunities in our market areas," added Davis.

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The Savannah Bancorp, Inc. is a $400 million bank holding company headquartered in Savannah, Georgia. It began operations in 1990 providing traditional deposit and credit services, asset management, trust, mortgage banking and electronic banking products. The company has six banking offices and seven ATMs in Chatham and Bryan counties in coastal Georgia.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this press release that are not historical facts, contain forward-looking information with respect to strategic initiatives. Such forward-looking statements are based on current plans and expectations, which are subject to a certain number of uncertainties and risks that have been described in the Savannah Bancorp, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2001, and the Company's other filings with the Securities and Exchange Commission. These uncertainties and risks could cause future results to differ materially from those anticipated by such statements.

CONTACT: Savannah Bancorp, Inc., Savannah
Archie H. Davis, 912/651-8200
or
The Savannah Bank, N.A.
John C. Helmken, 912/651-8200
or
Bryan Bank & Trust
E. James Burnsed, 912/756-4444










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